Exhibit (a)(1)(E)

Offer to Purchase for Cash

by

ADT Inc.

of

Up to 133,333,333 Shares of its Common Stock and Class B Common Stock

at a Purchase Price of $9.00 per Share, Representing an Aggregate Purchase Price of Up to $1,200,000,000

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON OCTOBER 20, 2022, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED OR TERMINATED, THE “EXPIRATION TIME”).

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated September 12, 2022 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”, which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”), in connection with the offer by ADT Inc., a Delaware corporation (the “Company”), to purchase for cash up to 133,333,333 shares of its common stock, par value $0.01 per share (the “Common Stock”), and its Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Common Stock, the “Shares”), at a price of $9.00 per Share (the “Purchase Price”), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer.

Upon the terms and subject to the conditions of the Offer (including the “odd lot” priority and proration provisions described in the Offer to Purchase), the Company will accept for payment and pay the Purchase Price for all of the Shares validly tendered and not validly withdrawn, subject to the satisfaction or waiver of the conditions to the Offer. If more than 133,333,333 Shares are validly tendered and not validly withdrawn, the Company will purchase Shares as follows:

•

first, the Company will purchase all Shares tendered by any person who owned beneficially or of record a total of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”) who:

•

tenders all Shares owned beneficially or of record and does not validly withdraw such Shares (tenders of less than all of the Shares owned by the Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

•	second, the Company will purchase all other Shares validly tendered (and not validly withdrawn) on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares.

As described in the Offer to Purchase, the Offer will be fully subscribed as a result of the Apollo Stockholder Commitment (as defined in the Offer to Purchase) even if no stockholders other than the Apollo Stockholder Entities (as defined in the Offer to Purchase) elect to tender their Shares in the Offer. In the event of an over-subscription of the Offer, Shares tendered will be subject to the “odd lot” priority and proration provisions described above and, as a result, the Company may not purchase all of the Shares that you tender even if you validly tender them. See Section 1 of the Offer to Purchase and “Summary Term Sheet—Have there been any recent developments of which I should be aware?” of the Offer to Purchase.

We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Shares we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1. You may tender your Shares at the Purchase Price, as indicated in the attached Instruction Form, for cash, less any applicable withholding tax and without interest.

2. You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

3. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions, including the Strategic Investment Condition (as defined in the Offer to Purchase). See Section 6 of the Offer to Purchase.

4. The Offer, withdrawal rights and proration period will expire at 12:00 midnight, New York City time, at the end of the day on October 20, 2022, unless the Company extends the Offer. Shares must be properly tendered by the Expiration Time to ensure that at least some of your Shares will be purchased if there is proration. Your instructions to us should be forwarded in ample time to permit us to submit a timely tender on your behalf.

5. Without limiting the foregoing, if you are subject to ADT’s Insider Trading Policy (the “Blackout Policy”), your tender of shares of Common Stock will be prohibited. If you are considering participating in the Offer, you should contact Paul Werner, by telephone at (561) 988-1944 or by email at prwerner@adt.com, or Janet Buttery, by telephone at (561) 322-4937 or by email at janetbuttery@adt.com, to determine whether you are prohibited from tendering your shares of Common Stock under the Blackout Policy.

6. The Company intends to purchase up to 133,333,333 Shares in the Offer, representing an aggregate purchase price of up to $1.2 billion. As of August 29, 2022, the Company had 857,048,818 issued and outstanding shares of Common Stock (including 9,395,298 shares of restricted share awards (“RSAs”), assuming attainment of the maximum level of performance, under the Company’s Equity Plans (as defined in the Offer to Purchase)) and 54,744,525 issued and outstanding shares of Class B Common Stock. The Offer will be fully subscribed as a result of the Apollo Stockholder Commitment, and no shares of Class B Common Stock will be tendered or purchased in the Offer as a result of the Google Commitment (as defined in the Offer to Purchase). As a result, the Company will purchase 133,333,333 shares of Common Stock, which would represent approximately 15% of its issued and outstanding Common Stock (assuming conversion of all issued and outstanding shares of the Class B Common Stock on a share-for-share basis into shares of Common Stock, and including RSAs, assuming attainment of the maximum level of performance) as of August 29, 2022. The shares of Common Stock outstanding as of August 29, 2022 do not include shares of Common Stock issuable upon exercise of existing stock options or vesting of existing restricted stock units or performance-based restricted stock units, or shares of Common Stock that the Company expects to issue in connection with the Strategic Investment (as defined in the Offer to Purchase). However, upon the consummation of the Strategic Investment (the completion of which is a condition to the consummation of the Offer), the Company will issue 133,333,333 new shares of Common Stock to State Farm Fire & Casualty Company, meaning the number of issued and outstanding shares of Common Stock will not change after giving effect to the Strategic Investment and the Offer.

7. If you are an Odd Lot Holder and you instruct us to tender on your behalf all of the Shares that you own before the Expiration Time and check the box captioned “Odd Lots” on the attached Instruction Form, the Company, on the terms and subject to the conditions of the Offer, will accept all such Shares for purchase before proration, if any, of the purchase of other Shares validly tendered and not validly withdrawn before the Expiration Time.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Shares, we will tender all your Shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Time. Please note that the Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on October 20, 2022, unless the Offer is extended.

The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Company’s Board of Directors (the “Board”) has approved the making of the Offer. However, none of the Company, the Board, Apollo (as defined in the Offer to Purchase), the Dealer Manager for the Offer, the Depositary for the Offer or the Information Agent for the Offer makes any recommendation as to whether you should tender or refrain from tendering your Shares or as to how many Shares to tender. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. You should read carefully the information set forth or incorporated by reference in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s purpose for making the Offer. All of the Company’s directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders and they each have advised the Company that they do not intend to tender any of their Shares in the Offer.

INSTRUCTION FORM WITH RESPECT TO

Offer to Purchase for Cash

by

ADT Inc. of

Up to 133,333,333 Shares of its Common Stock and Class B Common Stock

at a Purchase Price of $9.00 per Share, Representing an Aggregate Purchase Price of Up to $1,200,000,000

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 12, 2022, and the related Letter of Transmittal (which, as they may be amended or supplemented from time to time, together constitute the “Offer”), in connection with the offer by ADT Inc., a Delaware corporation (the “Company”), to purchase for cash up to 133,333,333 shares of its common stock, par value $0.01 per share (the “Common Stock”), and its Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Common Stock, the “Shares”), at a price of $9.00 per Share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender to the Company the number of Shares indicated below or, if no number is indicated, all Shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

Number of Shares to be tendered by you for the account of the undersigned: ___________ Shares*

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

ODD LOTS

(See Instruction 13 of the Letter of Transmittal)

To be completed only if Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 Shares. The undersigned either (check one box):

☐	is the beneficial or record owner of an aggregate of fewer than 100 Shares, all of which are being tendered; or

☐

is a broker, dealer, commercial bank, trust company or other nominee that (a) is tendering for the beneficial owner(s), Shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 Shares and is tendering all of such Shares.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature:

Name(s):
(Please Type or Print)

Tax Identification or Social Security No.:

Address(es):

(Include Zip Code)

Daytime Area Code and Telephone Number:	()

Date:

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